UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: May 1, 2008
(Date of earliest event reported)
John D. Oil and Gas Company
(Exact name of registrant as specified in its charter)

Maryland	000-30502	94-6542723
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8500 Station Street, Suite 345
Mentor, Ohio	44060
(Address of principal executive offices)	(Zip Code)
(440) 255-6325
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Kykuit Resources, LLC (“Kykuit”) entered into an Assignment of Oil, Gas and Mineral Leases (the “Assignment”) on May 1, 2008 pursuant to which Hemus, Ltd. (“Hemus”) assigned all of its remaining rights, title and interest in certain oil, gas and mineral leases located in Montana to Kykuit for $250,000. Hemus partially assigned these leaseholds to Kykuit in August 2007. John D. Oil and Gas Company (the “Company”) is the managing member of Kykuit. Richard Osborne and Steven A. Calabrese also own interests in Kykuit. Mr. Calabrese is a director of the Company.
On May 29, 2008, the Company sold a 25% interest in Kykuit to Geis Coyne Oil & Gas, LLC (“Geis”) for approximately $1.6 million pursuant to a transfer and acceptance of membership interest agreement (the “Transfer Agreement”). In connection with this transfer, Kykuit amended and restated its operating agreement (the “Operating Agreement”) to incorporate all prior amendments. Terence P. Coyne, a director of the Company, owns a 10% interest in Geis. The Company now owns approximately 19% of the interests of Kykuit and remains its managing member.
Kykuit entered into a Purchase and Sale Agreement dated June 11, 2008 (the “Purchase Agreement”) with Macum Energy, Inc. and various other sellers (collectively, the “Sellers”) pursuant to which Kykuit agreed to purchase approximately 35,000 acres of oil and gas leases located in Montana from the Sellers. The leases included the Sellers’ interest in oil and gas wells and pipeline facilities. The purchase price for the leases was $2.5 million subject to adjustment in the event of defect discovered in the due diligence review period. $50,000 of the purchase price was due within five days of execution of the Purchase Agreement and the balance will be paid at closing, which will occur as determined by Kykuit within thirty days after the due diligence review period. Closing the transaction is contingent on the satisfaction of standard conditions, including Kykuit’s satisfactory completion of its due diligence review. There can be no assurances that the transaction will be completed on the proposed terms or at all.
On May 23, 2008 and May 27, 2008, Great Plains Exploration, LLC (“Great Plains”) loaned the Company $475,000 and $25,000, respectively, for a total of $500,000, to fund the Company’s ongoing capital requirements. Great Plains is owned by Richard M. Osborne, the Company’s chairman and chief executive officer. Each loan is evidenced by a cognovit promissory note (collectively, the “Notes”). The Notes are payable on demand and bear interest at the rate of 8.0% per year.
The foregoing descriptions of the Assignment, the Transfer Agreement, the Operating Agreement, the Purchase Agreement and the Notes are not complete and are qualified in their entirety by reference to the full and complete terms of such agreements. The Assignment, the Transfer Agreement, the Operating Agreement and the Purchase Agreement are attached as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively. The Notes are attached to this current report as Exhibits 10.5 and 10.6.

Item 1.02 Termination of a Material Definitive Agreement.
In connection with the Assignment, on May 1, 2008, the joint venture development agreement entered into on August 3, 2007, which provided for the development and operation by Kykuit of the leasehold interests owned jointly by Kykuit and Hemus, was terminated.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure under Item 1.01 of this current report regarding the Notes is also responsive to Item 2.03 and is incorporated in this Item 2.03 by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
10.1	Assignment of Oil, Gas and Mineral Leases dated May 1, 2008 between Hemus, Ltd. And Kykuit Resources, LLC

10.2	Transfer and Acceptance of Membership Interest dated May 29, 2008 between John D. Oil and Gas Company and Geis Coyne Oil and Gas, LLC

10.3	Second Amended and Restated Operating Agreement of Kykuit Resources, LLC dated May 29, 2008

10.4	Purchase and Sale Agreement dated June 11, 2008 between Macum Energy, Inc., Harold and Eva Holden Living Trust dated 1995, Harold and Eva Holden, Trustees, Winifred Gas Partnership, Goodridge Resources, Inc., Vincent T. Larsen, Dr. David T. Larsen, Pic Productions, Inc., Stanley and Beverly Stott Living Trust dated 4/30/96, Stanley and Beverly Stott, Trustees, Faith Drilling Inc., and Kykuit Resources, LLC

10.5	Cognovit Promissory Note of John D. Oil and Gas Company dated May 23, 2008

10.6	Cognovit Promissory Note of John D. Oil and Gas Company dated May 27, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

John D. Oil and Gas Company

By:	/s/ C. Jean Mihitsch

Name: C. Jean Mihitsch
Title: Chief Financial Officer
Dated: July 9, 2008

EXHIBIT INDEX

Exhibit Number	Description

10.1	Assignment of Oil, Gas and Mineral Leases dated May 1, 2008 between Hemus, Ltd. And Kykuit Resources, LLC

10.2	Transfer and Acceptance of Membership Interest dated May 29, 2008 between John D. Oil and Gas Company and Geis Coyne Oil and Gas, LLC

10.3	Second Amended and Restated Operating Agreement of Kykuit Resources, LLC dated May 29, 2008

10.4	Purchase and Sale Agreement dated June 11, 2008 between Macum Energy, Inc., Harold and Eva Holden Living Trust dated 1995, Harold and Eva Holden, Trustees, Winifred Gas Partnership, Goodridge Resources, Inc., Vincent T. Larsen, Dr. David T. Larsen, Pic Productions, Inc., Stanley and Beverly Stott Living Trust dated 4/30/96, Stanley and Beverly Stott, Trustees, Faith Drilling Inc., and Kykuit Resources, LLC

10.5	Cognovit Promissory Note of John D. Oil and Gas Company dated May 23, 2008

10.6	Cognovit Promissory Note of John D. Oil and Gas Company dated May 27, 2008